Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Datum One Series Trust of our reports dated November 20, 2023, relating to the financial statements and financial highlights, which appears in Brandes International Equity Fund, Brandes Global Equity Fund, Brandes Emerging Markets Value Fund, Brandes International Small Cap Equity Fund, Brandes Small Cap Value Fund, Brandes Core Plus Fixed Income Fund and Brandes Separately Managed Account Reserve Trust’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

January 28, 2025

PricewaterhouseCoopers LLP, 601 South Figueroa, Los Angeles, CA 90017

T: (213) 356 6000, www.pwc.com/us